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Exhibit 3.11

                           CERTIFICATE OF DESIGNATION
                         FOR NEVADA PROFIT CORPORATIONS
                            (PURSUANT TO NRS 78.1955)

1. Name of corporation: Warp Technology Holdings, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

   Class: Preferred Stock, with a par value of $.00001. Series: Series C Preferred Stock, with a par value of $.00001 per share.

      1. DESIGNATION AND NUMBER OF SHARES. Shares of the series shall be designated and known as the "Series C Preferred Stock" of the Company. The Series C Preferred Stock shall consist of 16,000,000 shares. Shares of the Series C Preferred Stock which are redeemed, retired, converted into shares of Common Stock, purchased or otherwise acquired by the Company shall be cancelled and shall revert to the status of authorized but unissued preferred stock, undesignated as to series and subject to reissuance by the Company as shares of preferred stock of any one or more series. As used herein, the term "Preferred Stock" used without specific reference to the Series A 8% Cumulative Convertible Preferred Stock ("Series A Stock"), the Series B 10% Cumulative Convertible Preferred Stock ("Series B Stock"), the Series B-2 Preferred Stock ("Series B-2 Stock"), or the Series C Preferred Stock, means the shares of Preferred Stock, without distinction as to series, except as otherwise expressly provided for herein, or as the context otherwise requires. As used herein, the term "Preferred Shares" means the shares of Series C Preferred Stock except as the context otherwise requires. Series A Stock, Series B Stock, and Series B-2 Stock shall rank junior to the Series C Preferred Stock with respect to dividends, liquidation preferences, and all other rights, preferences and privileges, as set forth herein.

      2. DIVIDENDS.

         2.1 COMPUTATION OF CUMULATIVE DIVIDENDS. The holders of the outstanding shares of Series C Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the annual rate of six percent (6%), compounded annually, of the Series C Face Amount (as defined below), calculated on a 360-day per year basis, based on the actual number of days elapsed. Accordingly, for purposes of calculating dividends for the Series C Preferred Stock, on each anniversary of the issuance date for each share of Series C Preferred Stock, the accrued and unpaid dividends for the prior one year shall be deemed added to the Series C Face Amount, for purposes of calculating the amount of dividends on the Series C Preferred Stock thereafter. Dividends on the Preferred Shares shall accrue from day to day on each Preferred Share from the date of original issuance of such Preferred Share, whether or not earned or declared, and shall accrue until paid. All numbers relating to the
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   calculation of cumulative dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Company's capital structure.

         2.2 PAYMENT. Dividends on each Preferred Share shall be paid quarterly in arrears, in either cash or additional shares of Common Stock, at the election of the Company. If the Company elects to pay dividends in additional shares of Common Stock, dividends shall be paid in full shares only, with an additional share to be paid for any fractional share. Upon conversion of any Preferred Share, the dividends provided for under this Section 2 shall cease to accrue, provided, however, that any dividends declared on the Common Stock shall accrue on any such converted Preferred Shares, including shares of Common Stock received in payment of the dividends provided for under this
   Section 2. If the Company elects to pay the dividend in stock, it must deliver a written notice to that effect to the holders of Series C Preferred Stock at least twenty (20) trading days prior to the date set for payment of the dividend. Common Stock delivered in payment of dividends will be valued at 90% of the average of the volume weighted average price for the 20 trading day period ending on the trading day immediately prior to the date set for payment of the dividend.

         2.3 PREFERENCE. The dividends provided for under this Section 2 are prior and in preference to any declaration or payment of any dividend or distribution to the Series A Stock, Series B Stock, Series B-2 Stock and the Common Stock of the Company.

      3. LIQUIDATION, DISSOLUTION OR WINDING UP.

         3.1 TREATMENT AT LIQUIDATION, DISSOLUTION OR WINDING UP.

            (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency (any such liquidation or other event referred to herein as a "Liquidation"), before any distribution or payment is made to any holders of Common Stock, or any other class or series of capital stock of the Company designated to be junior to the Preferred Shares in liquidation preference, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to, or on a parity with, the Preferred Shares with respect to liquidation preference, the holders of each Preferred Share shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus or earnings ("Available Assets"), an amount equal to $1.00 per share of Series C Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series C Preferred Stock) (the "Series C Face Amount") plus all accrued but unpaid dividends on each such share of Series C Preferred Stock. If, upon Liquidation, the Available Assets shall be insufficient to pay the holders of the Series C Preferred Stock and of any other series of Preferred Stock on parity with the Series C Preferred Stock with respect to liquidation preference the full amounts to which they otherwise would be entitled, the holders of the Series C Preferred Stock and such other series of Preferred Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference dollar
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   amounts which would otherwise be payable upon liquidation with respect to the outstanding Series C Preferred Stock and such other series of Preferred Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

            (b) After the payment of the Series C Preferred Stock liquidation preference, and any liquidation preference of any other series of Preferred Stock senior to or on parity with the Series C Preferred Stock, the remaining Available Assets, if any, shall be distributed to the holders of the Series A Stock, the Series B Stock and the Series B-2 Stock, in accordance with their relative liquidation preferences as set forth in the respective Certificates of Designations.

            (c) After payment of all liquidation preferences to all holders of Preferred Stock, the entire remaining Available Assets, if any, shall be distributed among the holders of Common Stock, the Preferred Shares, and any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution, in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of such shares of Preferred Stock held by them.

         3.2 TREATMENT OF REORGANIZATION, CONSOLIDATION, MERGER, OR SALE OF ASSETS.

            (a) Any merger, consolidation or other corporate reorganization or combination to which the Company is a non-surviving party, any transaction or series of related transactions in which any person (or group of affiliated or related persons) shall have acquired beneficial ownership of more than 50% of the voting stock of the Company and any sale of all or substantially all of the assets of the Company (any of the foregoing referred to herein as a "Merger"), shall be regarded as a Liquidation for purposes of this Section 3 with the result that the liquidation preference set forth above shall be paid to the holders of the outstanding Series C Preferred Stock and, without limiting said payment, the outstanding shares of Series C Preferred Stock then shall be converted into Common Stock pursuant to Section 5 and, pursuant to Section 3.1(c) receive such shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series C Preferred Stock would have been entitled upon such Merger; provided, however, that in the case of any such transaction to which the provisions of Section 5.7 also apply, the holders of a majority of the outstanding shares of Series C Preferred Stock (voting as a separate class) shall have the right to elect the benefits of the provisions of Section 5.7 hereof for all, but not less than all, of the shares of Series C Preferred Stock in lieu of receiving payment in Liquidation pursuant to this Section 3.

            (b) The provisions of this Section 3.2 shall not apply to (i) any reorganization, merger or consolidation involving only a change in the state of incorporation of the Company, (ii) a merger of the Company with or into a wholly-owned subsidiary of the Company that is incorporated in the United States of America, (iii) a merger, reorganization, consolidation or other combination, of which the Company is substantively the surviving corporation and operates as a going concern, with another corporation incorporated in the United States of America and which does not involve a recapitalization, reorganization, reclassification or other similar change in the capital structure of the Company, or (iv) a merger, reorganization, consolidation or
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   other transaction that constitutes an equity financing.

         3.3 DISTRIBUTIONS OTHER THAN CASH. Whenever the distribution provided for in this Section 3 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Company. All distributions of property other than cash made hereunder shall be made, to the maximum extent possible, pro rata with respect to each series and class of Preferred Stock and Common Stock in accordance with the liquidation amounts payable with respect to each such series and class as set forth in Sections 3.1 and 3.2.

      4. VOTING POWER. Each holder of Preferred Shares shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's Preferred Shares could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited and the holders of Series C Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company.

      5. CONVERSION RIGHTS. The holders of the Preferred Shares shall have the following rights and be subject to the following obligations with respect to the conversion of such shares into shares of Common Stock. The number of shares of Common Stock which a holder of Series C Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying (i) the number of shares of Series C Preferred Stock being converted at any time, by (ii) the Applicable Conversion Ratio. The "Applicable Conversion Ratio" is the quotient obtained by dividing the sum of the Series C Face Amount plus any accrued but unpaid dividends by the Applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The "Applicable Conversion Price" in effect from time to time, except as adjusted in accordance with this Section 5, shall initially be $1.00 in the case of the Series C Preferred Stock. The Applicable Conversion Price shall be adjusted in accordance with this Section
   5. The shares of Common Stock received upon conversion shall be fully paid and non-assessable.

         5.1 VOLUNTARY CONVERSION. Subject to and in compliance with the provisions of this Section 5, including without limitation the provisions of
   Section 5.9, any Preferred Shares may, at the option of the holder thereof, be converted at any time and from time to time into shares of Common Stock.

         5.2 AUTOMATIC CONVERSION.


            (a) EVENTS CAUSING CONVERSION. If the Company's market capitalization, based on the shares of Common Stock outstanding (including all shares of Common Stock underlying the shares of Series C Preferred Stock on an as converted basis) exceeds $50,000,000, the shares of Common Stock underlying the Series C Preferred Stock have been registered in accordance with the Investors' Agreement, dated as of January 31, 2005, by and among the Company and the Investors (as defined therein), and
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   the Company has an average daily trading volume for 20 consecutive trading days of 100,000 shares per day, then the Company may require the holders of Series C Preferred Stock to convert the Series C Preferred Stock into Common Stock at the then Applicable Conversion Price.

            (b) SURRENDER OF CERTIFICATES UPON MANDATORY CONVERSION. Upon the occurrence of the conversion events specified in the preceding paragraph, the holders of the Preferred Shares shall, upon notice from the Company (which notice shall specify the date on which the mandatory conversion shall occur (the "Mandatory Conversion Date")), surrender the certificates representing such Preferred Shares at the office of the Company or its transfer agent for the Common Stock. Thereupon, there promptly (but in no event later than five
   (5) business days after the date of surrender of certificates evidencing Preferred Shares) shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the Preferred Shares so surrendered were convertible on the Mandatory Conversion Date. The Company shall not be obligated to issue such certificates unless certificates evidencing such Preferred Shares being converted are either delivered to the Company or any such transfer agent, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

         5.3 ANTI-DILUTION ADJUSTMENTS.

            (a) UPON DILUTIVE ISSUANCES. If the Company shall, while there are any shares of Series C Preferred Stock outstanding, issue or sell shares of its Common Stock or "Common Stock Equivalents" (as defined below) without consideration or at a price per share or "Net Consideration Per Share" (as defined below) less than the Applicable Conversion Price for the Series C Preferred Stock in effect immediately prior to such issuance or sale, then in each such case the Applicable Conversion Price for the Series C Preferred Stock then in effect at such time, except as hereinafter provided, shall be lowered so as to be equal to the Net Consideration Per Share.

            (b) COMMON STOCK EQUIVALENTS.

               (i) GENERAL. For the purposes of this Section 5.3, the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities (including, without limitation, securities evidencing indebtedness) convertible into or exchangeable for shares of Common Stock and the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, "Common Stock Equivalents"), shall be deemed an issuance of Common Stock. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Price shall be made under this Section 5.3 upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents.
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               (ii)  ADJUSTMENTS FOR ADJUSTMENT, CANCELLATION OR EXPIRATION OF
                     COMMON STOCK EQUIVALENTS. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time other than as a result of the application of anti-dilution provisions substantially similar to the provisions of this Section 5.3, then, upon the effectiveness of each such change, the Applicable Conversion Price will be that which would have been obtained (1) had the adjustments made pursuant to Section 5.3(b)(i) upon the issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities, and (2) had the adjustments made to the Applicable Conversion Price since the date of issuance of such Common Stock Equivalents been made to such Applicable Conversion Price as adjusted pursuant to clause (1) above. Any adjustment of the Applicable Conversion Price which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is canceled without being exercised, or is repurchased by the Company at a price per share at or less than the original purchase price, so that the Applicable Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Price that would have been in effect (1) had the expired or canceled Common Stock Equivalent not been issued, and (2) had the adjustments made to the Applicable Conversion Price since the date of issuance of such Common Stock Equivalents been made to the Applicable Conversion Price which would have been in effect had the expired or canceled Common Stock Equivalent not been issued.

            (c) NET CONSIDERATION PER SHARE. For purposes of this Section 5.3, the "Net Consideration Per Share" which shall be receivable by the Company for any Common Stock issued upon the exercise or conversion of any Common Stock Equivalents shall be determined as follows:

               (i) The "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Company upon exercise, or conversion or exchange thereof, divided by the maximum aggregate number of shares of Common Stock (without regard to any provision contained therein providing for a subsequent adjustment to such number) that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

               (ii) The "Net Consideration Per Share" which shall be receivable by the Company shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

            (d) STOCK DIVIDENDS FOR HOLDERS OF CAPITAL STOCK OTHER THAN
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   COMMON STOCK. In the event that the Company shall make or issue (otherwise than to holders of Common Stock), or shall fix a record date for the determination of holders of any capital stock of the Company other than holders of Common Stock entitled to receive, a dividend or other distribution payable in Common Stock or securities of the Company convertible into or otherwise exchangeable for shares of Common Stock of the Company, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for their fair market value as is reasonably determined in good faith by the Board of Directors of the Company.

            (e) CONSIDERATION OTHER THAN CASH. For purposes of this Section 5.3, if a part or all of the consideration received by the Company in connection with the issuance of shares of Common Stock or the issuance of any of the securities described in this Section 5.3 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company.

            (f) EXCEPTIONS TO ANTI-DILUTION ADJUSTMENTS. This Section 5.3 shall not apply (A) under any of the circumstances which would constitute an Extraordinary Common Stock Event (as described below) (such circumstances being accounted for pursuant to Section 5.4 hereof), (B) to the issuance of Common Stock upon the conversion of the Series C Preferred Stock, Series B Stock or Series B-2 Preferred Stock, (C) to the issuance of the Series C Preferred Stock and the warrants that were issued with the Series C Preferred Stock upon the conversion of certain notes (the "Warrants") or (D) upon the exercise of the Warrants or any Initial Warrants or Additional Warrants issued pursuant to a certain Senior Note and Warrant Purchase Agreement, dated as of January 31, 2005, by and among the Company and the Purchasers signatory thereto, upon the exercise of the Warrants or conversion of the Subordinated Notes issued pursuant to a certain Subordinated Note and Warrant Purchase Agreement, dated as of January 31, 2005, by and among the Company and the Purchasers signatory thereto, or any other warrants or options to purchase shares of Common Stock, or other securities convertible into shares of Common Stock, outstanding prior to the original issue date of the Series C Preferred Stock. Further, this Section 5.3 shall not apply with respect to the issuance or sale of shares of Common Stock, or the grant of options exercisable therefor, issued or issuable after the original issue date of the Series C Preferred Stock to

               (i) directors, officers, employees and consultants of the Company or any subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement, employee stock ownership plan, consultant equity compensation plan or arrangement approved by the Board of Directors or an authorized committee thereof, including any repurchase or stock restriction agreement, or such other options, issuances, arrangements, agreements or plans intended principally as a means of providing compensation for employment or services and approved by the Board of Directors;

               (ii) capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property
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                     lease transactions or similar transactions;

               (iii) capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Company; and

               (iv) capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company's products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors.

            (g) NO FRACTIONAL ADJUSTMENTS. No adjustment of the Applicable Conversion Ratio shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

            (h) NO INCREASED CONVERSION PRICE. Notwithstanding any other provisions of this Section 5.3, except to the limited extent provided for in Sections 5.3 (b) (ii), no adjustment of the Applicable Conversion Price pursuant to this Section 5.3 shall have the effect of increasing the Applicable Conversion Price above the Applicable Conversion Price in effect immediately prior to such adjustment.

         5.4 ADJUSTMENT UPON EXTRAORDINARY COMMON STOCK EVENT. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Price for each share of Series C Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying such Applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Price for such share of Series C Preferred Stock which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

         An "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.
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         5.5 ADJUSTMENT UPON CERTAIN DIVIDENDS. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution (other than a distribution in Liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Company which they would have received had their Preferred Shares been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as hereinafter defined), retained such securities or such other assets receivable by them, giving application to all other adjustments called for during such period under this Section 5.

         5.6 ADJUSTMENT UPON CAPITAL REORGANIZATION OR RECLASSIFICATION. If the Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than an Extraordinary Common Stock Event provided for in Section 5.4, a dividend or other distribution provided for in Section 5.5, or a merger or other transaction provided for in Section 5.7), then and in each such event, the holders of Preferred Shares shall have the right thereafter to convert such Preferred Shares into, in lieu of the number of shares of Common Stock which the holder would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such Preferred Shares could have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

         5.7 ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC.

            (a) In case of any consolidation or merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company to another corporation (other than a consolidation, merger or sale which is treated as a Liquidation pursuant to Section 3.2): if the surviving entity shall consent in writing to the following provisions, then each Preferred Share shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such share of Series C Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 with respect to the rights and interest thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably possible, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.
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            (b) The provision for such conversion rights shall be a condition precedent to the consummation by the Company of any such transaction unless the election described below is made.

            (c) In the case of a transaction to which both this Section 5.7 and
   Section 3.2 apply, the Company shall provided at least ten (10) business days prior written notice of such proposed transaction to the holders of the Series C Preferred Stock and the holders of a majority of the outstanding shares of Series C Preferred Stock (voting as a separate class) shall have the option of electing treatment for the Series C Preferred Stock under either this Section 5.7 or under Section 3.2, notice of which election shall be submitted in writing to the Company at its principal office no later than five (5) business days before the effective date of such event. If no such election shall be made, the provisions of Section 3.2, and not this Section 5.7, shall apply.

         5.8 CERTIFICATE AS TO ADJUSTMENTS; NOTICE BY COMPANY. In each case of an adjustment or readjustment of the Applicable Conversion Price, the Company at its expense will furnish each holder of Preferred Shares so affected with a certificate prepared by the Treasurer or Chief Financial Officer of the Company, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

         5.9 EXERCISE OF CONVERSION PRIVILEGE. To exercise its voluntary conversion privilege, a holder of Preferred Shares shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for Preferred Shares surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company, together with the certificate or certificates representing the Preferred Shares being converted, shall be the "Voluntary Conversion Date". As promptly as practicable after the Voluntary Conversion Date (but in no event later than five (5) business days after the Voluntary Conversion Date), the Company shall issue and deliver to the holder of the Preferred Shares being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such Preferred Shares in accordance with the provisions of this Section 5. The Company shall not be obligated to issue such certificates unless certificates evidencing such Preferred Shares being converted are either delivered to the Company or the transfer agent for the Common Stock, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

         5.10 NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion (voluntary or mandatory), but in lieu of any fractional shares to which a holder would otherwise be entitled on conversion, the Company shall pay the holder cash, without interest, equal to the product of such fraction multiplied by the Applicable Conversion Price. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Voluntary Conversion Date or

   Mandatory Conversion Date, as applicable, and at such time the rights of the holder as holder of the converted Preferred Shares shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Preferred Shares.

         5.11 PARTIAL CONVERSION. In the event some but not all of the Preferred Shares represented by a certificate(s) surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series C Preferred Stock which were not converted.

         5.12 RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares (including any Preferred Shares represented by any dividends, warrants, options, subscription or purchase rights for Preferred Shares), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Preferred Shares (including any Preferred Shares represented by any dividends, warrants, options, subscriptions or purchase rights for Preferred Shares) the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      6. REDEMPTION OF THE SERIES C PREFERRED STOCK.

         6.1 Mandatory Redemption.

            (a) If, no later than the date (the "Redemption Date") that is three years after the first issuance of any shares of Series C Preferred Stock, there remain outstanding any shares of Series C Preferred Stock issued on the original issuance date of such Series C Preferred Stock, then the Company shall redeem all, but not less than all, of the outstanding shares of Series C Preferred Stock, and the holders of such outstanding shares shall tender such shares, all as provided herein.

            (b) The redemption price for a redemption under this Section 6.1 (the "Redemption Price") shall be an amount per share equal to the sum of the Series C Face Amount, as adjusted, plus all accrued but unpaid dividends, in cash, to the date of redemption, on each such share of Series C Preferred Stock.

         6.2 On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares of Series C Preferred Stock designated for redemption in the redemption notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Company that such holder has surrendered such holder's share certificate(s) to the Company pursuant to such notice. As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares of Series C Preferred Stock and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares of Series C Preferred Stock, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Company pursuant to this Section 6.3 for the redemption of shares of Series C Preferred Stock thereafter converted into shares of the Company's Common Stock pursuant to Section 6.4 hereof prior to the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any moneys and shares of Common Stock deposited by the Company pursuant to this Section 6.2 remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board of Directors.

         6.3 Any shares of Series C Preferred Stock redeemed pursuant to this Section or otherwise acquired by the Company in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; the Company may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of the Company's capital stock.

         6.4 Anything contained in this Section 6 to the contrary notwithstanding, the holders of shares of Series C Preferred Stock to be redeemed in accordance with this Section shall have the right, exercisable at any time up to the close of business on the applicable Redemption Date (unless the Company is legally prohibited from redeeming such shares on such date, in which event such right shall be exercisable until the removal of such legal disability), to convert all or any part of such shares to be redeemed as herein provided into shares of Common Stock pursuant to Section 5 hereof.

      7. PARTICIPATION RIGHTS.

         7.1 PARTICIPATION OFFER. Before the Company shall issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any Common Stock, or securities convertible or exchangeable for Common Stock, the Company shall, in each case, first offer to sell such Common Stock (the "Offered Securities") to the holders of Series C Preferred Stock as follows: the Company shall offer to sell to each such holder of Series C Preferred Stock (i) that portion of the Offered Securities as the number of shares of Common Stock, calculated as if the Series C Preferred Stock has been converted into Common Stock (a "Converted Basis"), then held by such holder of Series C Preferred Stock bears to the total number of shares of Common Stock, calculated on a Converted Basis, then held by all holders of Series C Preferred Stock (the "Basic Amount"), and (ii) such additional portion of the Offered Securities as such holder of Series C Preferred Stock shall indicate it will purchase should the other holders of Series C Preferred Stocks subscribe for less than their Basic Amounts (the "Undersubscription Amount"), at a price and on such other terms as shall have been specified by the Company in writing delivered to the holders of Series C Preferred Stock (the "Participation Offer"), which Participation Offer by its terms shall remain open and irrevocable for a period of ten (10) days from receipt of the

   Participation Offer.

         7.2 NOTICE OF ACCEPTANCE Notice of each holder of Series C Preferred Stock's intention to accept, in whole or in part, any Participation Offer made pursuant to Section 7. shall be evidenced by a writing signed by such holder and delivered to the Company prior to the end of the 10-day period of such Participation Offer, setting forth such of the holder's Basic Amount as such holder elects to purchase and, if such holder shall elect to purchase all of its Basic Amount, such Undersubscription Amount as such holder of Series C Preferred Stock shall elect to purchase (the "Notice of Acceptance"). If the Basic Amounts subscribed for by all holders of Series C Preferred Stock are less than the total Offered Securities, then each holder who has set forth Undersubscription Amounts in its Notice of Acceptance shall purchase, in addition to the Basic Amounts subscribed for, all Undersubscription Amounts it has subscribed for; provided, however, that should the Undersubscription Amounts subscribed for exceed the difference between the Offered Securities and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each holder who has subscribed for any Undersubscription Amount shall purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such holder of Series C Preferred Stock bears to the total Undersubscription Amounts subscribed for by all holders of Series C Preferred Stock, subject to rounding up by the Board of Directors to the extent it reasonably deems necessary.

         7.3 CONDITIONS TO ACCEPTANCES AND PURCHASE.

            (a) PERMITTED SALES OF REFUSED SECURITIES. In the event that Notices of Acceptance are not given by the holders of Series C Preferred Stock in respect of all the Offered Securities, the Company shall have ninety (90) days from the end of said 10-day period to sell any such Offered Securities as to which a Notice of Acceptance has not been given by the holders of Series C Preferred Stock (the "Refused Securities") to the person or persons specified in the Participation Offer, but only upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other person or persons or less favorable to the Company than those set forth in the Participation Offer.

            (b) REDUCTION IN AMOUNT OF OFFERED SECURITIES. In the event the Company shall propose to sell less than all of the Refused Securities (any such sale to be in the manner and on the terms specified in Section 7.3(a) above), then each holder of Series C Preferred Stock may reduce the number of shares or other units of the Offered Securities specified in its respective Notice of Acceptance to an amount which shall be not less than the amount of the Offered Securities which the holder of Series C Preferred Stock elected to purchase pursuant to Section 7.2 multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any holder of Series C Preferred Stock so elects to reduce the number or amount of Offered Securities specified in its respective Notice of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the holders of Series C Preferred Stock in accordance with Section 7.1.

            (c) CLOSING. Upon the closing, which shall include full payment to the

   Company, of the sale to such other person or persons of all or less than all the Refused Securities, the holders of Series C Preferred Stock shall purchase from the Company, and the Company shall sell to the holders of Series C Preferred Stock, the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 7.3(b) if the holders of Series C Preferred Stock have so elected, upon the terms and conditions specified in the Participation Offer. The purchase by the holders of Series C Preferred Stock of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the holders of Series C Preferred Stock of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the holders of Series C Preferred Stock and their respective counsel.

            (d) FURTHER SALE. In each case, any Offered Securities not purchased by the holders of Series C Preferred Stock or other person or persons in accordance with Section 7.3 may not be sold or otherwise disposed of until they are again offered to the holders of Series C Preferred Stock under the procedures specified in Sections 7.1, 7.2 and 7.3.

         7.4 TERMINATION AND WAIVER OF RIGHT. The rights of the holders of Series C Preferred Stock under this Section 7 may be waived only upon the prior written consent of the holders of at least a majority of the aggregate amount of then outstanding shares of Series C Preferred Stock. The rights of a holder of Series C Preferred Stock under this Section 7 shall terminate with respect to any shares of Series C Preferred Stock converted into Common Stock. The rights under this Section 7 shall terminate when there are no longer any shares of Series C Preferred Stock outstanding.

         7.5 EXCEPTION. The rights of the holders of Series C Preferred Stock under this Section 7 shall not apply to:

            (a) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock;

            (b) Common Stock or Series C Preferred Stock issued as a dividend to holders thereof, or issued as a dividend upon any subdivision or combination of such shares;

            (c) the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock;

            (d) the shares of Common Stock or shares of Series B-2 Stock issuable upon the exercise of those certain warrants (including the Warrants) outstanding prior to, or issued on, the date of first issuance of the Series C Preferred Stock; or

            (e) shares of Common Stock, or options exercisable therefor, issued on or after the date hereof to directors, officers, employees or consultants of the Company and any subsidiary pursuant to any stock or option plan.

            (f) All of the foregoing shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event.

      8. REGISTRATION RIGHTS FOR CONVERSION SHARES. The Company undertakes to register the shares of Common Stock to be received upon conversion of the shares of Series C Preferred Stock on the terms set forth in that certain Investors' Agreement, dated as of January 31, 2005, by and among the Company and the Investors (as defined therein).

      9. ADDITIONAL COVENANT. For so long as twenty five percent (25%) of the initially issued shares of Series C Preferred Stock remain outstanding, the Company will not issue variable priced equity or variable priced equity linked securities, without the prior written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock.

      10. NO DILUTION OR IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation, this Certificate of Designations, by resolution or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series C Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms; provided, however, that no transactions or series of related transactions entered into by the Company with one or more third parties, shall be considered to be a violation of the immediately preceding sentence if such transactions have been duly authorized by the Company's Board of Directors, and, to the extent required under the NRS, the Articles of Incorporation, or any Certificates of Designations, the holders of the Company's capital stock, voting according to class and series as so required. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the conversion of the Series C Preferred Stock above the amount payable therefor on such conversion, and (b) will take such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series C Preferred Stock from time to time outstanding.

      11. SINKING FUND. There shall be no sinking fund for the payment of dividends or liquidation preferences on the Series C Preferred Stock or any other series of Preferred Stock or the redemption of any shares of Series C Preferred Stock or any other series of Preferred Stock.

      12. AMENDMENT. This Certificate of Designations constitutes an agreement between the Company and the holders of the Preferred Shares. For as long as any shares of Series C Preferred Stock are outstanding, the terms hereof may be amended, modified, repealed or waived only by vote of the Board of Directors of the Company and a vote of the holders of a majority of the outstanding shares of Series C Preferred Stock, voting together as a class and series.

      13. LIMITATION ON CONVERSION. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the holder of any Preferred Shares upon any conversion thereof (or otherwise in respect thereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder's for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a conversion notice hereunder will constitute a representation by the holder that it has evaluated the limitation set forth in this Section and determined that issuance of the full number of shares of Common Stock to be received upon conversion of the shares of Series C Preferred Stock requested in such conversion notice is permitted under this Section. This provision shall not restrict the number of shares of Common Stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company as contemplated herein. By written notice to the Company, the holder may waive the provisions of this Section but any such waiver will not be effective until the 61st day after such notice is delivered to the Company.

3. Effective date of filing:  3/31/05

4. Officer Signature:   /s/ Ernest C. Mysogland